Exhibit (d)(3)

MATTHEWS A SHARE SELECTIONS FUND, LLC

INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (this “Agreement”), effective as of the 1st day of February, 2016, is entered into by and between MATTHEWS A SHARE SELECTIONS FUND, LLC, a Delaware limited liability company (the “Company”), on behalf of each series of the Company listed in Appendix A hereto, as may be amended from time to time (individually, a “Fund” and collectively, the “Funds”) and MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Advisor”).

WITNESSETH:

WHEREAS, the Company is a Delaware series limited liability company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and will operate as an “extended payment fund” pursuant to certain exemptive relief that has been granted by the Securities and Exchange Commission (the “SEC”); and

WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of supplying investment advice, investment management and administrative services as an independent contractor; and

WHEREAS, the Company desires to retain the Advisor to render advice and investment management to the Funds pursuant to the terms and provisions of this Agreement, and the Advisor is interested in furnishing said advice and investment management;

Exhibit (d)(3)

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. Appointment of Advisor. The Company hereby appoints and employs the Advisor, and the Advisor hereby accepts such appointment and employment, to render investment advice and investment management with respect to the assets of the Funds for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Company’s Board of Directors (the “Board”).

2. Duties of Advisor.

(a) General Duties. The Advisor shall act as investment adviser to the Funds and shall supervise investments of the Funds on behalf of the Funds in accordance with the investment objectives, programs and restrictions of the Funds as provided in the Company’s governing documents, including, without limitation, the Company’s Amended and Restated Limited Liability Company Operating Agreement, and with such other limitations as the Board may impose from time to time in writing to the Advisor. Without limiting the generality of the foregoing, the Advisor shall: (i) furnish the Funds with advice and recommendations with respect to the investment of each Fund’s assets and the purchase and sale of portfolio securities for the Funds, including the taking of such other steps as may be necessary to implement such advice and recommendations; (ii) furnish the Funds with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Board may reasonably request; (iii) manage the investments of the Funds, subject to the ultimate supervision and direction of the Board; (iv) provide persons satisfactory to the Board to act as officers and employees of the Company and the Funds (such officers and employees, as well as certain Directors, may be trustees, directors, officers, partners, or employees of the Advisor or its

Exhibit (d)(3)

affiliates) but not including personnel to provide distribution services to the Funds; and (v) render to the Board such periodic and special reports with respect to each Fund’s investment activities as the Board may reasonably request.

(b) Brokerage. The Advisor shall place orders for the purchase and sale of securities either directly with the issuer or with a broker or dealer selected by the Advisor. In placing each Fund’s securities trades, it is recognized that the Advisor will give primary consideration to securing the most favorable price and efficient execution, so that each Fund’s total cost or proceeds in each transaction will be the most favorable under all the circumstances. Within the framework of this policy, the Advisor may consider the financial responsibility, research and investment information, and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Advisor may be a party.

It is also understood that it is desirable for the Funds that the Advisor have access to investment and market research and securities and economic analyses provided by brokers or dealers and others. It is also understood that brokers or dealers providing such services may execute brokerage transactions at a higher cost to the Funds than might result from the allocation of brokerage to other brokers or dealers on the basis of seeking the most favorable price and efficient execution. Therefore, the purchase and sale of securities for the Funds may be made with brokers or dealers who provide such research and analysis, subject to review by the Board from time to time with respect to the extent and continuation of this practice to determine whether each Fund benefits, directly or indirectly, from such practice. It is understood that the Advisor may select brokers or dealers for the execution of the Funds’ portfolio transactions who provide research and analysis that the Advisor may lawfully and appropriately use in its investment management and advisory capacities, whether or not such research and analysis may also be useful to the Advisor in connection with its services to other clients.

Exhibit (d)(3)

On occasions when the Advisor deems the purchase or sale of a security to be in the best interest of one or more of the Funds as well as of other clients, the Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

3. Best Efforts and Judgment. The Advisor shall use its best judgment and efforts in rendering the advice to the Funds as contemplated by this Agreement.

4. Independent Contractor. The Advisor shall, for all purposes herein, be deemed to be an independent contractor, shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Company or the Funds in any way, and shall not in any way be deemed an agent for the Company or for the Funds. It is expressly understood and agreed that the services to be rendered by the Advisor to the Funds under the provisions of this Agreement are not to be deemed exclusive, and the Advisor shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

5. Advisor’s Personnel. The Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Advisor shall be

Exhibit (d)(3)

deemed to include persons employed or retained by the Advisor to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Advisor or the Board may desire and reasonably request.

6. Reports by Funds to Advisor. Each Fund will from time to time furnish to the Advisor detailed statements of its investments and assets, and information as to its investment objective and needs, and will make available to the Advisor such financial reports, proxy statements, legal and other information relating to each Fund’s investments as may be in its possession or available to it, together with such other information as the Advisor may reasonably request.

7. Expenses.

(a) With respect to the operation of each Fund, the Advisor is responsible for the compensation of any of the Company’s Directors, officers, and employees who are affiliates of the Advisor (but not the compensation of employees performing services in connection with expenses which are the Fund’s responsibility under Subparagraph 7(b) below).

(b) Each Fund is responsible for and has assumed the obligation for the payment of all of its expenses, other than as stated in Subparagraph 7(a) above, including, but not limited to: fees and expenses incurred in connection with the issuance, sale and transfer of the Fund’s interests; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Fund, including all fees and expenses of its custodian, investor services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating the Fund’s net asset value at the frequency required by contract or the Company’s disclosure documents for investors or as otherwise specified by the Board, and of maintaining its books of

Exhibit (d)(3)

account required under the 1940 Act; taxes, if any; expenditures in connection with meetings of the Funds’ investors and of the Board that are properly payable by the Fund; salaries and expenses of officers and fees and expenses of members of the Board or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Advisor that are properly allocated to the Fund; insurance premiums on property or personnel of the Funds which inure to the Fund’s benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Fund or other communications for distribution to existing investors; legal, auditing and accounting fees; trade association dues; fees and expenses (including legal fees) of obtaining and maintaining any required registration or notification for the Fund’s interests for sale under federal and applicable state and foreign securities laws; all expenses of maintaining and servicing investor accounts, including all charges for transfer, investor recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund, if any; and all other charges and costs of the Fund’s operation plus any extraordinary and non-recurring expenses of the Fund, except as herein otherwise prescribed.

(c) To the extent the Advisor incurs any costs by assuming expenses which are an obligation of a Fund as set forth herein, such Fund shall promptly reimburse the Advisor for such costs and expenses, except to the extent the Advisor has otherwise agreed to bear such expenses. To the extent the services for which a Fund is obligated to pay are performed by the Advisor, the Advisor shall be entitled to recover from such Fund to the extent of the Advisor’s actual costs for providing such services

8. Investment Management Fee.

(a) No management fees will be payable by (i) any Fund listed under “Matthews Asia Funds Designated Funds” in Appendix A (the “MAF Funds”) or (ii) any Fund

Exhibit (d)(3)

listed under “Other Funds with No Investment Management Fees” in Appendix A (the “Other No Fee Funds”) to the Advisor for any investment management and advisory services furnished or provided pursuant to this Agreement to such MAF Funds or Other No Fee Funds.

(b) (i) Each other Fund listed under “Other Funds with Investment Management Fees” in Appendix A (the “Other Fee Funds”) shall pay to the Advisor, and the Advisor agrees to accept, as full compensation for all investment management and advisory services furnished or provided to such Other Fee Fund pursuant to this Agreement, an annual investment management fee, as set forth in the Investment Management Fee Schedule for Other Fee Funds attached hereto as Appendix B (the “Investment Management Fee”), as may be amended in writing from time to time by the Company and the Advisor.

(ii) Each Other Fee Fund shall pay to the Advisor within five (5) business days after the end of each calendar month a monthly fee at the annual rate using the applicable Investment Management Fee payable by such Other Fee Fund calculated based on the actual number of days of that month and based on the Other Fund’s average daily net asset value for the month.

(iii) The initial Investment Management Fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement with respect to an Other Fee Fund and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the Investment Management Fee to the Advisor shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

Exhibit (d)(3)

(c) The Advisor may, but is not required to, reduce all or a portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Funds under this Agreement. Any such reduction, reimbursement, or payment (collectively, “subsidies”) shall be applicable only to such specific subsidy and shall not constitute an agreement to continue such subsidy in the future. Any such subsidy will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis. The Advisor may also agree contractually to limit the operating expenses of the Funds. The Advisor may seek reimbursement of any subsidies made by the Advisor either voluntarily or pursuant to contract. The reimbursement of any subsidy must be sought no later than the end of the third fiscal year following the year to which the subsidy relates. The Advisor may not request or receive reimbursement for any subsidies before payment of the ordinary operating expenses of the Funds for the current fiscal year and cannot cause the Funds to exceed the limitation to which the Advisor has agreed in making such reimbursement.

(d) The Advisor may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement prior to the time such compensation or reimbursement has accrued as a liability of the Funds. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Advisor hereunder.

9. Code of Ethics. The Advisor represents that it (i) has adopted a written code of ethics pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act; (ii) has provided the Funds with a copy of such code of ethics as well as evidence of the adoption of such code of ethics by the Advisor; and (iii) will make such reports to the Funds as are required

Exhibit (d)(3)

by Rule 17j-1 under the 1940 Act. The Advisor agrees to provide the Funds with any information required to satisfy the code of ethics reporting or disclosure requirements of the Sarbanes-Oxley Act of 2002 and any rules or regulations promulgated by the SEC thereunder (the “Sarbanes-Oxley Act”). To the extent the Advisor adopts or has adopted a separate code of ethics or amends or has amended its code of ethics to comply with such rules or regulations, the Advisor shall provide the Funds with a copy of such code of ethics and any amendments thereto.

10. Conflicts with Company’s Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Company or the Funds to take any action contrary to the Company’s Amended and Restated Limited Liability Company Operating Agreement or any applicable statute or regulation, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Company and the Funds.

11. Indemnification.

(a) The Funds agree to indemnify and hold harmless the Advisor and its officers and directors from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”), the Securities and Exchange Act of 1934, as amended (the “1934 Act”), the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys’ fees and disbursements, arising directly or indirectly from any action or thing which the Advisor takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Funds or (ii) upon oral or written instructions from an officer of the Funds, provided that the Advisor shall not be indemnified against any liability to the Funds or to the Funds’ investors (or any expenses incident to such liability) arising out of the Advisor’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

Exhibit (d)(3)

(b) The Advisor agrees to indemnify and hold harmless the Funds, the Company and its officers and Directors from all claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys’ fees and disbursements, arising directly or indirectly from any action or thing which the Advisor takes or does or omits to take or do which is in violation of this Agreement, not in accordance with written instructions given by an officer of the Company, in violation of written procedures then in effect, or arising out of the Advisor’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties and obligations under this Agreement.

(c) The Advisor shall provide such security as is necessary to prevent unauthorized use of any on-line computer facilities. The Advisor agrees to release, indemnify and hold harmless the Company and the Funds from any and all direct or indirect liabilities or losses resulting from requests, directions, actions, or inactions of or by the Advisor, its officers, employees or agents regarding the redemption, transfer or registration of the Funds’ interests for accounts of investors. Principals of the Advisor will be available to consult from time to time with officers of the Company and the Directors concerning performance of the Advisor’s duties contemplated by this Agreement.

(d) No provision of this Agreement shall be construed to protect any Director or officer of the Company, or partner or officer of the Advisor, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

12. Non-Exclusivity. The Company’s employment of the Advisor is not an exclusive arrangement, and the Company may from time to time employ other individuals or entities to furnish it with the services provided for herein. If this Agreement is terminated with respect to any Fund, this Agreement shall remain in full force and effect with respect to all other Funds listed on Appendix A hereto, as the same may be amended.

Exhibit (d)(3)

13. Term. This Agreement shall become effective in respect of each Fund as of the date listed in Appendix A (as amended from time to time), contingent upon the approval of this Agreement by the Board, for a period of up to two (2) years following that Fund’s initial effective date, in each case unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for each Fund for additional periods not exceeding one (l) year so long as such continuation is approved for that Fund at least annually by (i) the Board or by the vote of a majority of the outstanding voting securities of that Fund and (ii) the vote of a majority of the Directors who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

14. Termination. This Agreement may be terminated by the Company on behalf of any one or more of the Funds at any time without payment of any penalty by the Board or by vote of a majority of the outstanding voting securities of a Fund, in each case upon sixty (60) days’ written notice to the Advisor, and by the Advisor upon sixty (60) days’ written notice to a Fund.

15. Termination by Assignment. This Agreement shall terminate automatically in the event of any assignment thereof. As used herein, the term “assignment” shall have the meaning ascribed to it in the 1940 Act.

16. Entire Agreement. This Agreement, including all Appendices hereto, as the same may be amended from time to time, shall constitute the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof.

Exhibit (d)(3)

17. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

18. Notice. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postage prepaid, to the other party at the principal office of such party.

19. Definitions. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

20. Notice of Declaration of Company. The Advisor agrees that the Company’s obligations under this Agreement shall be limited to the Funds and to their assets, and that the Advisor shall not seek satisfaction of any such obligation from the investors of the Funds nor from any trustee, officer, employee or agent of the Company or the Funds.

21. Nonpublic Personal Information. Notwithstanding any provision herein to the contrary, the Advisor agrees on behalf of itself and its directors, partners, officers, and employees (a) to treat confidentially and as proprietary information of the Company and the Funds (i) all records and other information relative to the Company and the Funds and their prior, present, or potential investors (and clients of said investors) and (ii) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (b) not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by the privacy policies adopted by the Company and the Funds, Regulation S-P or the G-L-B Act, except after prior notification to and approval in writing by the Company. Such written approval shall not be unreasonably withheld by the Company and may not be withheld where the Advisor may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

Exhibit (d)(3)

22. Anti-Money Laundering Compliance. The Advisor acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any respective implementing regulations (collectively, “AML Laws”), the Company has adopted an anti-money laundering policy (the “Anti-Money Laundering Policy”). The Advisor agrees to comply with the Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Advisor, now and in the future. The Advisor further agrees to provide to the Company and/or the Funds such reports, certifications and contractual assurances as may be requested by the Company and/or the Funds. The Company and the Funds may disclose information respecting the Advisor to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

23. Certifications; Disclosure Controls and Procedures. The Advisor acknowledges that, in compliance with the Sarbanes-Oxley Act, and the implementing regulations promulgated thereunder, the Funds are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Company or the Funds, the Advisor agrees to use its best efforts to assist the Company and the Funds in complying with the Sarbanes-Oxley Act and implementing the Funds’ disclosure controls and procedures. The Advisor agrees to inform the Company and the Funds of any material development related to the Company or the Funds that the Advisor reasonably believes is relevant to the certification obligations of the Funds under the Sarbanes-Oxley Act.

24. Name of Advisor. The parties agree that the Advisor has a proprietary interest in the name “Matthews,” and the Company agrees to promptly take such action as may be

Exhibit (d)(3)

necessary to delete from its corporate name and/or the name of the Funds any reference to the name of the Advisor or the name “Matthews,” in accordance with that certain letter agreement, dated the approximate date hereof, between the parties regarding the use of the identifying words “Matthews,” related phrases, and logo.

25. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

26. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act, and any rules and regulations promulgated thereunder.

[Signature Page Follows]

Exhibit (d)(3)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

MATTHEWS A SHARE SELECTIONS FUND, LLC		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By: Name: Title:	/s/ John P. McGowan John P. McGowan Vice President and Secretary	By: Name: Title:	/s/ William J. Hackett William J. Hackett Chief Executive Officer

Exhibit (d)(3)

APPENDIX A

MATTHEWS A SHARE SELECTIONS FUND, LLC

FUND SCHEDULE

(updated February 1, 2016)

Matthews Asia Funds Designated Funds (“MAF Funds”):

Fund	Effective Date
• Matthews CF-US Series	February 1, 2016
• Matthews ADF-US Series	February 1, 2016

Other Funds with No Investment Management Fees (“Other No Fee Funds”):

Fund	Effective Date
None.

Other Funds with Investment Management Fees (“Other Fee Funds”):

Fund	Effective Date
None.

MATTHEWS A SHARE SELECTIONS FUND, LLC		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ John P. McGowan	By:	/s/ William J. Hackett
Name:	John P. McGowan	Name:	William J. Hackett
Title:	Vice President and Secretary	Title:	Chief Executive Officer
Date:	February 1, 2016	Date:	February 1, 2016

Exhibit (d)(3)

APPENDIX B

MATTHEWS A SHARE SELECTIONS FUND, LLC

INVESTMENT MANAGEMENT FEE SCHEDULE FOR OTHER FEE FUNDS

(updated February 1, 2016)

The Investment Management Fees for the Other Fee Funds are as follows:

Not applicable.

MATTHEWS A SHARE SELECTIONS FUND, LLC		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ John P. McGowan	By:	/s/ William J. Hackett
Name:	John P. McGowan	Name:	William J. Hackett
Title:	Vice President and Secretary	Title:	Chief Executive Officer
Date:	February 1, 2016	Date:	February 1, 2016

17